Exhibit 99.1

FIRST Amendment
to the
NOMINATION AND STANDSTILL AGREEMENT

This First Amendment (this “Amendment”) to the Agreement (as defined below) is dated as of May 23, 2022, by and among Nocopi Technologies, Inc., a Maryland corporation (the “Company”), the entities and natural persons listed on Schedule A hereto (collectively, the “MSL18 Holdings Group”, and each individually a “member” of the MSL18 Holdings Group), and Michael S. Liebowitz and Matthew C. Winger (“Winger ”), each in his individual capacity and as a member of the MSL18 Holdings Group (collectively, the “MSL18 Parties” and each individually, an “MSL18 Party”).

WHEREAS, the Company and MSL18 Holdings Group entered into that certain Nomination and Standstill Agreement dated March 29, 2022 (the “Agreement”);

WHEREAS, MSL18 Holdings Group currently beneficially owns 9,561,106 shares of the common stock, par value $0.01 per share, of the Company (the “Common Shares”), which represented approximately 14.16% of the issued and outstanding Common Shares as of May 13, 2022; and

WHEREAS, the Company and MSL18 Holdings Group desire to amend the Agreement to permit the MSL18 Holdings Group’s acquisition of all of the Common Shares beneficially owned, held or controlled by Eriksen Capital Management LLC and any of its Affiliates (the “Acquisition”).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.01 Recitals; Defined Terms. The recitals set forth above are true and correct, and are incorporated into the Agreement by reference. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Agreement. This Amendment is effective as of the date hereof.

1.02 Amendments to the Agreement. The Agreement is hereby amended as follows:

(a.) Section 3.01(a) is amended to replace “twenty-five percent (25%)” with “thirty-five percent (35%)”.

1.03 Counterparts. This Amendment may be executed in any number of counterparts (including by fax transmission or e-mail), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart. The captions contained in this Amendment are for convenience only and shall not affect the construction or interpretation of any provisions of this Amendment.

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1

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment, or caused the same to be executed by its duly authorized representative as of the date first above written.

NOCOPI TECHNOLOGIES, INC.
By:	/s/ Michael A. Feinstein, M.D
Name:	Michael A. Feinstein, M.D
Title:	Chairman of the Board, CEO

MSL18 HOLDINGS GROUP:

/s/ Michael S. Liebowitz
Michael S. Liebowitz

/s/ Matthew C. Winger
Matthew C. Winger

MSL 18 HOLDINGS LLC

By:	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Managing Member

[Signature Page to the Amendment to Nomination and Standstill Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

MSL18 DESIGNEE:
/s/ Matthew C. Winger
Matthew C. Winger

[Signature Page to the Amendment to Nomination and Standstill Agreement]

Schedule A – “MSL18 Holdings Group”

Michael S. Liebowitz

Matthew C. Winger

MSL 18 HOLDINGS LLC